Exhibit 4.6

THIS MEMORANDUM OF UNDERSTANDING is made on this
29th day of January, 2009,

between

SPROTT-SHAW DEGREE COLLEGE CORP.
(a division of CIBT Education Group)
     DBA Sprott-Shaw Community College.
Registered as a accredited private training institution
In the Province of British Columbia, Canada
(hereafter referred as "SSDC")

AND:

MINISTRY OF LABOUR AND SOCIAL SECURITY
(a ministry of the Government of Jamaica)
(hereafter referred to as "the Ministry")

AND:

MARMICMON-INTEGRATED MARKETING AND COMMUNICATIONS
(hereafter referred as Marmicmon)

For the purpose of registering students at SSDC for the Introduction to the Tourism and Hospitality certificate program, effective March 1st 2009 to February 28, 2011.

WHEREAS SSDC and THE MINISTRY have entered into an agreement of cooperation where certain qualified students from Jamaica as selected by THE MINISTRY be provided with training in the tourism sector, and

WHEREAS SSDC and THE MINISTRY recognize the mutual benefits of entering into such an agreement; and

WHEREAS THE MINISTRY, a department of the Government of Jamaica, headquartered at 1F North Street, Kingston, Jamaica, contributes to the national development of that country through the provision of efficient and effective labour and social security services within the context of a globalised economy; and

WHEREAS SSDC is a private Canadian post-secondary college, located in the Province of British Columbia, training and evaluating students interested in participating in a program of study that consists of innovative and responsive public Canadian curriculum in the tourism sector, and

WHEREAS Marmicmon is a private marketing company specializing in the recruitment and job placement of candidates from various Caribbean government work and study programs.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the Parties agree as follows:

Sprott-Shaw - THE MINISTRY Agreement	- 1 -	June 18, 2008

ARTICLE 1
DEFINITIONS

1.1	In this Agreement, the following words have the following meanings:

(a)	"Academic year" means the period commencing the first day of September each year and ending on the thirty-first day of August immediately thereafter.

(b)	"Agreement" means this license agreement and any Schedules attached hereto, as amended;

(c)	"Effective Date" means the date upon which SSDC enrols the first cohort of students from Jamaica; or based on the renewal of the agreement

(d)	"Dollars" or "$CAD" means Canadian currency;

(e)	"Curriculum" means that curriculum more fully described in Schedule "A" attached to this Agreement;

(f)	"Courses" mean those courses in respect of that curriculum more fully described in Schedule "A" attached to this Agreement;

(g)

"Materials" mean those materials in respect to the curriculum more fully described in Schedule "A" attached to this Agreement including, without limitation, materials on any websites created for said courses. Such material shall include a copy of program charts, course outlines, recommended texts and other instructional resources normally available to SSDC faculty delivering the same course;

(h)	"Registered Students" mean those students enrolled at a SSDC facility and registered to take one or more of the courses more fully described in Schedule "A"; and

(i)	"Term" means the term of this Agreement as set forth in Section 2.2 below.

ARTICLE 2
PURPOSE

2.1	SSDC hereby covenants to THE MINISTRY to provide a pilot project to registered students from Jamaica, using a curriculum designed to train students for employment in the tourism sector.

2.2

This Agreement and the license granted hereby shall be in effect from the Effective Date and thereafter for a period of 2 years, subject to renewal of this Agreement as more particularly set forth in Section 2.3 and subject to early termination pursuant to Article 8.

2.3	As soon as possible following the date of execution hereof, SSSC will seek the appropriate approvals to offer this program in BC.

Sprott-Shaw - THE MINISTRY Agreement	- 2 -	June 18, 2008

ARTICLE 3
INSTRUCTION AND ADMINISTRATION

3.1

SSDC shall have the sole responsibility for delivering instruction as it relates to the Curriculum, Courses and Materials to its students and for the administration of the program. SSDC shall ensure all such instructors are duly qualified to carry out such instruction.

3.2	All those instructors providing instruction in the SSDC programs shall be selected, hired and approved by SSDC.

3.3	THE MINISTRY shall provide full cooperation and assistance to SSDC in order to ensure twenty four qualified candidates are available and ready to begin the program on each start date.

3.4	SSDC shall administer all examinations and evaluations in accordance with the policies and procedures outlined by SSDC.

3.5	THE MINISTRY shall provide to SSDC a list of all Registered Students. Said list shall include the respective names, study visas and other identifying information for each registered student.

3.6	SSDC will prepare official transcripts and certification for each Registered Student upon completion of the program.

3.7	Marmicmon will ensure all registered students have suitable work studies available for the practical portion of each program intake.

3.8

Marmicmon will place the graduated students into suitable employment in the tourism sector and will ensure all students remaining in Canada will have the required immigration documents available for inspection.

ARTICLE 4
PORTABILITY

4.1	Registered students shall be deemed students of SSDC, and shall receive full credit from SSDC for all licensed courses completed.

4.2	Students successfully completing any of the approved courses will receive SSDC certification and/or certification for courses from the American Hotel & Lodging Association (AHLA) if applicable.

4.3

Upon completion of their Introduction to Tourism program at SSDC, registered students shall be eligible to transfer to Diploma Programs at SSDC to continue their advanced education, subject to seat availability with every reasonable effort made to accommodate all eligible applicants. Upon application, registered students, at SSDC's discretion, may receive credit for any non-licensed courses completed in the pilot program.

Sprott-Shaw - THE MINISTRY Agreement	- 3 -	June 18, 2008

4.4	SSDC shall provide assistance to graduates of the "Introduction to Tourism" program, if and when graduates pursue transfer to Sprott-Shaw Degree College for Baccalaureate studies.

ARTICLE 5
RIGHTS AND OBLIGATIONS

5.1

At all times during the Term hereof, SSDC shall retain the ownership of, copyright in, and all intellectual property rights in and to the Curriculum, Courses and Materials, in whatever form and media, and all parts thereof. Unless SSDC otherwise agree or advise in writing, any and all of the Curriculum, Courses and Materials and all copies thereof used or distributed by THE MINISTRY pursuant hereto shall bear the name and logo of SSDC.

5.2

It is understood and agreed by the Parties that any recruitment of registered students to which the Curriculum, Courses and Materials relate shall be the sole responsibility of THE MINISTRY at its cost. To the fullest extent possible, SSDC shall assist THE MINISTRY in the recruitment of students by providing THE MINISTRY with such information and consultation as it reasonably requires for the effective recruitment of students. SSDC is obligated to provide appealing, accurate, and up-to-date promotional material.

5.3	It is further understood and agreed by the Parties that any and all facilities used for the delivery of the Curriculum, Courses and Materials shall be the sole responsibility of SSDC at it's cost.

5.4	THE MINISTRY shall encourage each Registered Student to purchase any and all supplementary Materials reasonably required by each Registered Student to complete the relevant Curriculum and/or Courses.

5.5

THE MINISTRY shall be solely responsible for the short listing, administering of assessments and rostering of the prospective students. They will also assist the students with the preparation of their documents for submission to the Embassy.

5.6	SSDC shall be solely responsible and shall take all such actions as may be necessary or required for SSDC to operate in accordance with the laws of Canada and the terms of this Agreement.

ARTICLE 6
CONSIDERATION

6.1	Upon this agreement having been signed by all parties, THE MINISTRY will then submit the names of students interested in the program to SSDC for the purpose of issue of letters of registration.

6.2	SSDC shall invoice the registered students and will receive payment for the program delivery prior to each registered students acceptance letter being issued.

Sprott-Shaw - THE MINISTRY Agreement	- 4 -	June 18, 2008

6.3	All payments shall be made by Bank Draft or Direct Deposit in Canadian Dollars to the credit of a bank account designated by SSDC.

6.4

SSDC will charge a per student fee of $3500 CAD for the delivery of the 32 week program. This cost includes the delivery of the curriculum (12 weeks, see schedule A), administration of the certification, placement of the students in work co-ops (16 weeks, by Marmicon), the self-directed learning (4 weeks following the Co-op), and all required textbooks.

6.5

Location of the training will take place at the Kelowna Campus for the first intake and at a To Be Determined location in the Greater Vancouver Regional District or Fraser Valley for subsequent intakes.

ARTICLE 7
INDEMNITY AND DISCLAIMER OF WARRANTIES

7.1

THE MINISTRY hereby indemnifies and saves harmless SSDC, its governors, directors, officers, employees, agents and servants (collectively, the "SSDC Indemnities") from and against any and all claims, actions, liabilities, losses, damages, demands, costs and expenses of every nature and kind (collectively, "Claims") that SSDC or Indemnities may incur at any time arising from registered students not being able to begin the program in Canada. This includes, but is not limited to, Immigration issues, medical issues, or any other issues that prevent the registered students from participating in the program.

7.2	Notwithstanding Sections 7.1 and 7.2, in no event shall any Party be liable for any indirect, consequential or incidental Claims incurred by any indemnified Party in respect of this Agreement.

7.3

Notwithstanding any provision of this Agreement, SSDC hereby warrants and represents to THE MINISTRY that it has the right and authority to offer the Curriculum, Courses and Materials to Registered Students pursuant hereto.

7.4	The indemnities set forth in Sections 7.1 and 7.2 shall survive the termination hereof.

ARTICLE 8
EARLY TERMINATION

8.1

In the event a Party shall default in fulfilling its obligations herein, then the non-defaulting Party shall give written notice to the defaulting Party specifying the particulars of such default and, in the event that the defaulting Party shall not remedy such default within 30 days after receipt of such notice, the non- defaulting Party may, at its option, terminate this Agreement and pursue its rights and remedies at law and in equity.

8.2	Notwithstanding any provision hereof, either Party may terminate this Agreement upon 30 days prior notice in writing to the other Party.

Sprott-Shaw - THE MINISTRY Agreement	- 5 -	June 18, 2008

8.3

No termination of this Agreement shall affect the right of either Party to enforce any obligation or liability of the other Party incurred under this Agreement prior to the effective date of termination.

ARTICLE 9
DISPUTE RESOLUTION

9.1

Any dispute between the Parties either with respect to the interpretation of any provision of this Agreement or with respect to any other matter arising out of this Agreement, shall be resolved in accordance with the following:

9.1.1	The Parties shall first attempt to resolve any dispute amongst them.

9.1.2

In the event the Parties are unable to resolve the dispute within 10 business days, the dispute shall be referred to the Signatories or their respective successors for review and resolution. The Signatories shall communicate with each other within 5 business days of the referral. The Signatories shall thereafter negotiate in good faith in an effort to resolve the dispute.

9.1.3	In the event the Signatories are unable to resolve the dispute within 15 business days of the matter being referred to them, the dispute shall be referred to and resolved by final arbitration.

ARTICLE 10
CONFIDENTIALITY

10.1

The Parties shall not disclose to anyone, save as reasonably required for the purposes of this Agreement, nor use any confidential information attributable to a Party to this Agreement or their respective affiliates except as authorized by the affected Party in writing.

10.2	Regardless of the term of this Agreement, the Parties shall be bound by the foregoing obligation until such time as the confidential information has become part of the public domain.

ARTICLE 11
FORCE MAJEURE

11.1

The Parties to this Agreement shall not be responsible for any delay or failure to perform their respective obligations under this Agreement, where such delay or failure is due to any cause beyond its control, including, without in any way limiting the generality of the foregoing, fire, flood, explosion, war, embargo, governmental action, extreme political instability, Act of Public Authority, or Act of God, but excepting labour disruption.

11.2	In the event Force Majeure occurs, the Party who is delayed or fails to perform shall give prompt notice to the other Party and shall take all reasonable steps to eliminate the cause.

11.3	In the event of Force Majeure, the Parties shall mutually decide on the appropriate action to be taken.

Sprott-Shaw - THE MINISTRY Agreement	- 6 -	June 18, 2008

ARTICLE 12
GENERAL

12.1

All notices, communications and statements required or permitted under this Agreement shall be in writing and sent by registered mail (in which event, receipt shall be deemed to occur within 10 business days of mailing), courier services, or transmitted by facsimile or other electronic means, which produces a physical copy. Either Party may change its address by written notice to the other Party. The address of each Party is as follows:

a) to THE MINISTRY:

THE MINISTRY OF LABOUR AND SOCIAL SECURITY
Government of Jamaica
1F North Street, Kingston, Jamaica
Attention: Donna Adams

b) to SSDC

SPROTT-SHAW DEGREE COLLEGE CORP.
#200 1405 Broadway Street, Port Coquitlam,
BC V3C 6L6
Attention: Cal Purcell
Executive Vice President of Business Development

c) to MARMICMON

MARMICMON-INTEGRATED MARKETING AND COMMUNICATIONS.

Attention: Michael Patterson
President

None of the terms, covenants and conditions of this Agreement may be waived by either Party except by the written agreement of the Parties hereto.

12.2	This Agreement may only be amended by a written document duly executed by the Parties.

12.3

This Agreement is the sole and entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior oral and written negotiations, documents, agreements and representations.

12.4	This Agreement will be construed, interpreted and applied in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable thereto.

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12.5

The governing language of this Agreement shall be the English language. All notices, correspondence, information, literature, data, manuals, procedures and other documents required under this Agreement shall be in the English language.

12.6	Various issues which arise during the course of this agreement and which are not outlined within will be discussed and agreed upon.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

THE MINISTRY

Name:

Title:

Signature: ___________________________________

SPROTT-SHAW DEGREE COLLEGE CORP.

Name:	Cal Purcell

Title:	Executive Vice President of Business Development

Signature: /s/ Cal Purcell

MARMICMON

Name:	Michael Patterson

Title:	President

Signature: /s/ Michael Patterson

Sprott-Shaw - THE MINISTRY Agreement	- 8 -	June 18, 2008

SCHEDULE "A"

PROGRAMS DESIGNED FOR DELIVERY.

The following Hospitality programs have been chosen by THE MINISTRY:

CP100JAM	Intro to Computers
HS241	Food and Beverage Management (AHLA)
HS338	Housekeeping Management (AHLA)
HS500	Industry Skills Enhancement (Foodsafe, Superhost, Serving it right)
ICM100JAM	Interpersonal Communications
KE100JAM	Keyboarding
KE101JAM	Advanced Keyboarding
PR100JAM	Strategies for Success
PR202JAM	Customer Service
PR207JAM	Worksite Co-op
PR300JAM	Strategies for Employment

SSDC reserves the right to modify, change, or otherwise rewrite course outlines for this program, books required and specific outcomes.